EXHIBIT 3
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                           CERTIFICATE OF AMENDMENT
                                       OF
                    RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        TEXAS INSTRUMENTS INCORPORATED


          TEXAS INSTRUMENTS INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

          DOES HEREBY CERTIFY:

          FIRST: That the first sentence of Article Fourth of the Restated Certificate of Incorporation as heretofore amended is hereby amended to read as follows:

     "The total number of shares of all classes of stock which the Company shall have authority to issue is Five Hundred Ten Million (510,000,000) shares, of which Ten Million (10,000,000) shall be Preferred Stock with a par value of $25.00 per share, and Five Hundred Million (500,000,000) shall be Common Stock with a par value of $1.00 per share."

          SECOND: That said amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, TEXAS INSTRUMENTS INCORPORATED has caused this Certificate to be signed by Jerry R. Junkins, Chairman of the Board, President and Chief Executive Officer, this 18th day of April, 1996.

                                           TEXAS INSTRUMENTS INCORPORATED



                                           By: /s/ JERRY R. JUNKINS
                                              Chairman of the Board, President
                                              and Chief Executive Officer